(LOGO)CHASE


                                                                       Exhibit I
                             MANAGEMENT'S ASSERTION


As of and for the year ended December 31, 1997, except as specifically noted below, Chase Manhattan Mortgage Corporation (CMMC"), Chase Mortgage Services, Incorporated ("CMSI") and Chemical Mortgage Company("CMC") and their subsidiaries (collectively, the "Group") has complied in all material respects with the minimum servicing standards (the "Standard(s)") set forth in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS (USAP). During the year ended December 31, 1997, certain instances of non-compliance with the Standards occurred. Except as specifically noted, the following instances of non-compliance have been remedied and procedural enhancements have been implemented.

     BANK ACCOUNTS

     STANDARD: CUSTODIAL BANK ACCOUNTS AND RELATED BANK CLEARING ACCOUNT RECONCILIATIONS SHALL BE PREPARED WITHIN FORTY-FIVE (45) DAYS AFTER THE CUT-OFF DATE AND DOCUMENTED RECONCILING ITEMS SHALL BE RESOLVED FROM THESE RECONCILIATIONS WITHIN NINETY (90) CALENDAR DAYS OF THEIR ORIGINAL IDENTIFICATION.

     Certain of CMMC's custodial accounts and related bank clearing accounts are still not consistently reconciled within 45 days during the year. In addition, a significant number and dollar amount of reconciling items documented on the reconciliation's are not always resolved within 90 days after identification. During the year, management moved to a general ledger account approximately $7 million in stale items that could not be researched properly due to their extreme age and lack of supporting documentation. Management is in the process of developing an appropriate plan of action for ensuring reconciliation's are completed in a more timely manner and for disposition of reconciling items, with consideration being given to investor requirements and proper handling under state abandoned property laws.

Management believes it has taken definitive actions and implemented controls and procedures to address and correct the instances of noncompliance which occurred during 1997.

As of and for the year ended December 31, 1997, the Corporation had in effect fidelity bond and errors and omissions policies in the amounts of $200,000,000 and $25,000,000, respectively.





                                     (LOGO)


Management's Assertion
Page 2                                                                 Exhibit I


/s/Thomas Jacob
Thomas Jacob                       Date
Chief Executive Officer

/s/Glenn Mouridy
Glenn Mouridy                      Date
Executive Vice President
and Chief Financial Officer


/s/Lucy Gambino
Lucy Gambino                       Date
Vice President - Risk Management